30 Arlington Street
                         Winchester, Massachusetts 01890
                                 (781) 756-0173

                                                              March 7, 2001

The 59 Wall Street Fund, Inc.
21 Milk Street
Boston, MA  02109

         RE:      Legality of Shares

Dear Sirs:

         I understand that you are preparing to file with the Securities and Exchange Commission (the "SEC") a Post-Effective Amendment to the Registration Statement under the Securities Act of 1933 (the "Registration Statement") relating to the Class N and Class I shares of each of The 59 Wall Street Inflation-Indexed Securities Fund, The 59 Wall Street Tax-Efficient Equity Fund and The 59 Wall Street International Equity Fund (File No. 33-48605) (the "Funds"), each of which are series of The 59 Wall Street Fund, Inc. (Investment Company Act File No. 811-06138) (the "Company").

         You have asked for my opinion regarding the legality of the Class N and Class I shares for inclusion as an exhibit to the Registration Statement. I have been admitted to the bars of the Commonwealth of Massachusetts and the State of New York, and am familiar with the Registration Statement and with the general conduct of the Company's business. I have also examined such records of the company and such other documents as I have considered necessary or appropriate for purposes of rendering the opinions contained herein.

         Based upon the foregoing, it is my opinion that the Class N and Class I shares of each of The 59 Wall Street Inflation-Indexed Securities Fund, The 59 Wall Street Tax-Efficient Equity Fund and The 59 Wall Street International Equity Fund have been duly authorized, and when issued and sold by the Company for cash consideration pursuant to and in the manner contemplated by the Registration Statement, will be legally and validly issued, fully paid and non-assessable. The opinion expressed herein concern only the effect of the laws of the state of Maryland as currently in effect.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Sincerely yours,

                                           /s/PHILIP W. COOLIDGE
                                           Philip W. Coolidge, Esquire